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                                                                    EXHIBIT 23.3


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


Harmony Holdings, Inc.
Minneapolis, Minnesota


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4 of iNTELEFILM Corporation our report dated February 8, 2000, except Note 7 dated March 17, 2000 and Notes 2 and 14 dated September 8, 2000, relating to the consolidated financial statements of Harmony Holdings, Inc. appearing in the Company's Transition Report on Form 10-K for the year ended December 31, 1999. Our report contains an explanatory paragraph regarding Harmony Holdings, Inc.'s ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP
BDO SEIDMAN, LLP
Milwaukee, Wisconsin

October 27, 2000